FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fourth Amendment to Employment Agreement (“the Amendment”) is effective July 1, 2010 by and between MONMOUTH REAL ESTATE INVESTMENT CORPORATION, a Maryland corporation (the “Company”), and EUGENE W. LANDY, an individual (the “Employee”).

WITNESSETH:

WHEREAS, in accordance with the recommendations of the Compensation Committee of the Company at its meeting on July 1, 2010, it was determined to amend the current compensation agreement of the Employee.

NOW, THEREFORE, the following amendment is hereby added to the Employment Agreement dated December 9, 1994, and the Amendment to the Employment Agreement dated June 26, 1997, and the Second Amendment to Employment Agreement dated November 5, 2003, and the Third Amendment to Employment Agreement dated April 1, 2008, by and between the Company and the Employee.

1.

Employee’s base salary shall be increased to $275,000;

2.

Employee shall be entitled to receive a pension benefit of $50,000 per year through the calendar year ending December 31, 2020;

3.

Employee shall receive an Outstanding Leadership Achievement Award in the amount of $300,000 per year for three years;

4.

Employee’s bonus schedule shall be revised as follows:

a.

Market Cap: 1) 7.5% growth - $20,000; 2) 12.5% growth - $45,000; 3) 20.0% growth - $90,000

b.

FFO per Share: 1) 7.5% growth - $20,000; 2) 12.5% growth - $45,000; 3) 20.0% growth - $90,000

c.

Dividend per Share: 1) 5.0% growth - $30,000; 2) 10.0% growth - $60,000;  3) 15.0% growth - $120,000.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Employee on the date first above written.

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Dated: July 13, 2010

/s/ Eugene W. Landy
Eugene W. Landy, Employee

/s/ Cynthia Morgenstern
Cynthia Morgenstern, Executive VP

ATTEST:

/s/ Elizabeth Chiarella
Elizabeth Chiarella, Secretary

WITNESS:

/s/ Louise Green
Louise Green